Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

IGC Pharma, Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001	(1)	Other	15,000,000	$0.36	$5,400,000.00	0.0001381	$745.75

Total Offering Amounts:						$5,400,000.00		745.75
Total Fee Offsets:								0.00
Net Fee Due:								$745.75

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Offering Note(s)

(1)	This Registration Statement registers (i) the issuance of 5,000,000 shares of common stock $0.0001 par value (the “Common Stock”) of IGC Pharma, Inc. (the “Registrant”) issuable pursuant to the 2018 Omnibus Incentive Plan of the Registrant (the “2018 Plan”) and (ii) 10,000,000 shares of Common Stock of the Registrant approved by the Registrant’s stockholders on August 23, 2024 and October 10, 2025, to be issued, from time to time and at the Company’s Board of Directors’ discretion, to current and new directors, officers, employees, and advisor. The number of shares available for issuance under the 2018 Plan, provides that the total number of shares subject to the 2018 Plan may be increased as of April 1 of each year by a number of shares equal to 15% of the outstanding shares of the Company on such date, less 28,272,667.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act.

The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock ($0.36) as reported on the NYSE American on November 13, 2025, which is within five business days of November 14, 2025.